COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210

Vion Pharmaceuticals Pays Interest on

7.75% Convertible Senior Notes

NEW HAVEN, CT, August 15, 2007 - VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) today announced that the Company had paid interest due August 15, 2007 on its 7.75% Convertible Senior Notes due 2012 (the “Notes”).  The aggregate principal amount of the Notes is $60 million.

The Company paid $2,260,416.67 in interest through the issuance of shares of its registered Common Stock. Approximately $2,259,888 was paid in 2,539,200 shares of Common Stock, based on today’s closing bid price of $0.89, which is approximately equal to 42.32 of shares of Common Stock per each $1,000 principal amount of Notes. Cash interest was paid in lieu of fractional shares.

Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials.  Cloretazine® (VNP40101M), a unique alkylating agent, is being evaluated in a Phase II pivotal trial as a single agent in elderly patients with previously untreated de novo poor-risk acute myelogenous leukemia.  A Phase II trial of Cloretazine® (VNP40101M) in small cell lung cancer is also being conducted.  Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute.  In preclinical studies, Vion is also evaluating VNP40541, a hypoxia-selective compound, and hydrazone compounds.  The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors.  For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies or clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion's filings with the

Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Form 10-Q for the quarter ended June 30, 2007. In particular, there can be no assurance as to the results of any of the Company’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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